Exhibit 99.1

                      PETER CHIN JOINS MOTORSPORTS EMPORIUM

                 MSEM APPOINTS PETER CHIN TO ITS MANAGEMENT TEAM

SCOTTSDALE, AZ - (BUSINESS WIRE) - May 30, 2007 - MotorSports Emporium Inc. (OTCBB:MSEM) today announced that Mr. Peter Chin was elected as a member of its Board of Directors and appointed to the office of Corporate Secretary.

Mr. Peter Chin joins MotorSports Emporium with his over 20 years of experience in the financial markets, focusing on corporate finance, while advising companies in the United States and in China. Mr. Chin served as a member of the board of directors of Golden Arrow Group of Companies, USA, a hotel and land management Company in China. Additionally, Mr. Chin served as Chief Executive Officer and Chairman for PTS, Inc. and Chief Executive Officer of Disability Access Corporation. Mr. Chin consults with various publicly traded and privately held companies on executive and financial decisions.

Kenneth Yeung, President of MSEM comments, "Mr. Chin brings a high level of financial and operating management expertise to MotorSports Emporium, Inc. His China governmental relationships, which allowed him to facilitate and affect numerous international business ventures are an asset to MSEM. We are very pleased to have Mr. Chin as a member of this executive team and a member of our Board of Directors."

About Peter Chin

Born in Shanghai, China, Mr. Chin was raised in Hong Kong and studied both in Sydney Australia and in the United States. Throughout Mr. Chin's career, Mr. Chin has found himself in various entrepreneurial ventures ranging from the entertainment industry, the hospitality industry, the high-tech industry and the financial markets industry.

About MotorSports Emporium, Inc.

MotorSports Emporium Inc. and its wholly owned subsidiary, International Building Technologies, Inc., are currently transforming the combined business into a world wide manufacturer and developer of light panel technology to be used on residential and commercial businesses, primarily in regions that are at risk of earthquakes and hurricane-like winds. For more information visit www.motorsportsemporium.com or www.ibtgi.com

This news release may include  forward-looking  statements within the meaning of section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the company's analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.

Contact: Kenneth Yeung
Kenneth@motorsportsemporium.com
Source: MotorSports Emporium Inc.